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                                         April  28, 1995

MagneTek, Inc.
26 Century Boulevard
Nashville, Tennessee  37229

            Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

            I have acted as counsel for MagneTek, Inc., a Delaware corporation (the "Company"), in connection with the registration of 5,000,000 shares of Common Stock of the Company issuable under its Amended and Restated 1989 Incentive Stock Compensation Plan (the "Plan"). In connection therewith, I have examined, among other things, the Registration Statement on Form S-8 (the "Registration Statement") proposed to be filed by the Company with the Securities and Exchange Commission on or about April 28, 1995. I have also examined the proceedings and other actions taken by the Company in connection with the authorization and reservation of the shares of Common Stock issuable under the Plan.

            Based upon the foregoing, and in reliance thereon, I am of the opinion that the shares of Common Stock issuable under the Plan, when issued, delivered and paid for in accordance with the Plan and the agreements evidencing awards thereunder and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

            I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

            I am a participant in the Plan and an employee of the Company.

                                        Very truly yours,

                                        /s/ SAMUEL A. MILEY

                                        Samuel A. Miley
                                        Vice President, General
                                        Counsel and Secretary